U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of
          1934, Section 17(a) of the Public Utility Holding Company Act
         of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person*

           Harrington          Kevin
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            (Last)            (First)           (Middle)

           80 Gulf Blvd.
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                                    (Street)

           Belleair Beach      FL                          33786
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            (City)            (State)                       (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year)

                  09/14/99

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol

                  Reliant Interactive Media corp. (RIMC)

5.   Relationship of Reporting Person to Issuer
      (Check all applicable)

      |X|  Director                      |X|  10% Owner
      |X|  Officer (give title below)    |_|  Other (specify below)

         Chief Executive Officer
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6.   If Amendment, Date of Original (Month/Year)

7.   Individual of Joint/Group Filing (Check applicable line)

      |X|  Form Filed by One Reporting Person
      |_|  Form Filed by More than One Reporting Person

* If the Form is filed by more than one Reporting  Person,  see Instruction 5(b)
(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

             Table I - Non-Derivative Securities Beneficially Owned

================================================================================
                    Amount of                               Nature of
                   Securities        Ownership Form:        Indirect
  Title of        Beneficially        Direct (D) or        Beneficial
  Security            Owned           Indirect (I)          Ownership
 (Instr. 4)        (Instr. 4)          (Instr. 5)          (Instr. 5)
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Common Stock       2,156,101               D                   N/A
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================================================================================

           Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                        2. Date Exercisable and         3. Title and
                        Expiration Date                     Amount of
                        (Month/Day/Year)                   Securities
                                                           Underlying
                                                           Derivative
                                                            Security
                                                           (Instr. 4)
====================================================================================================================================
                                                                                                      5. Owner-
                                                                                                      ship Form
                                                                                                      of
                                                                                     4.               Derivative
                                                                                     Conversion       Security:        6. Nature
                                                                    Amount or        or               Direct (D)       of
1. Title of                                                         Number of        Exercise         or               Indirect
Derivative                                                          Shares           Price of         Indirect         Beneficial
Security                  Date           Expiration                                  Derivative       (I)              Ownership
(Instr. 4)             Exercisable          Date        Title                        Security         (Instr. 5)       (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Options                 12/30/99          06/30/04      Common        60,000         $2.50                D
                                                        Stock
------------------------------------------------------------------------------------------------------------------------------------
Options                 06/30/00          06/30/04      Common        60,000         $4.00                D
                                                        Stock
------------------------------------------------------------------------------------------------------------------------------------
Options                 12/30/00          06/30/04      Common        60,000         $6.00                D
                                                        Stock
------------------------------------------------------------------------------------------------------------------------------------
Options                 06/30/01          06/30/04      Common        60,000         $7.50                D
                                                        Stock

* If the Form is filed by more than one Reporting  Person,  see Instruction 5(b)
(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

------------------------------------------------------------------------------------------------------------------------------------
Revenue                    *1                *1         Common            3,000,000          -0-             D
Performance                                             Stock
Options
------------------------------------------------------------------------------------------------------------------------------------
Stock                      *2                *2         Common              144,000          $7.50           D
Trading                                                 Stock
Value
Options
------------------------------------------------------------------------------------------------------------------------------------
Stock                      *3                *3         Common              144,000          $7.50           D
Trading                                                 Stock
Value
Options
------------------------------------------------------------------------------------------------------------------------------------
Stock                      *4                *4         Common              192,000          $7.50           D
Trading                                                 Stock
Value
Options
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

*1 = 100,000 shares granted for each $10,000,000 of gross revenues received by Issuer.

*2 = If stock trades at $15 per share.

*3 = If stock trades at $20 per share.

*4 = If stock trades at $25 per share.

   /s/ Kevin Harrington
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** Signature of Reporting Person                                         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

            Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.



* If the Form is filed by more than one Reporting  Person,  see Instruction 5(b)
(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.